EXHIBIT 10.20

SALES REPRESENTATIVE AGREEMENT

THIS SALES REPRESENTATIVE AGREEMENT (“Agreement”) is entered into in Sunnyvale, California, this 1st day of August, 2000, between Artisan Components, Inc., having its principal place of business at 1195 Bordeaux Drive, Sunnyvale, California, USA 94089 (hereinafter called “Company”), and Aisys USA Inc., having its principal place of business at 533 Airport Blvd. #519, Burlingame, CA 94010 (hereinafter called “Sales Representative”).

IT IS MUTUALLY AGREED AS FOLLOWS:

1.     DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

1.1 “Assigned Account” means: Hyundai Microelectronics, Samsung Semiconductor and Doug Bu Electronics.

1.2 “Booking” means: those hard copy commercial purchase orders for Products received and accepted by Company, net of any discounts, trade-ins, product giveaways, or other non-commissionable items as further described in Section 6.7.

1.3 “Products” means: Company’s Integrated Device Manufacturer (IDM) Products, including standard cells, memory compilers, and I/Os.

1.4 “Territory” means: South Korea.

2.     APPOINTMENT OF SALES REPRESENTATIVE. Company hereby appoints Sales Representative and Sales Representative hereby agrees to represent Company, as its nonexclusive representative to solicit orders for the Products from all Assigned Accounts in the Territory, subject to the terms, provisions and conditions hereinafter set forth. Company reserves the option to make additions to or deletions from the Products and Assigned Accounts set forth in Paragraph 1 above upon thirty (30) days’ written notification to Sales Representative. Additions or deletions of Products and/or Assigned Accounts shall result in Sales Representative receiving compensation for such additions or deletions for the periods, and at the amounts set forth at Paragraphs 8.4-8.4.3 and Sales Representative hereby agrees to accept such compensation as full and final payment for any such additions or deletions.

3.     SALES REPRESENTATIVE’S GENERAL DUTIES. Sales Representative agrees to use its best efforts to introduce, promote the sale of, and obtain orders, subject to acceptance by Company, as described in Paragraphs 7-7.5 hereof, for the Products in the Territory and to devote as much time and attention as may be necessary to properly conduct such activities and to take any and all steps and do any and all things which may be helpful or advisable to that end and to conduct such activities in accordance with the terms of this Agreement and such advice as may be furnished by Company from time to time.

4.     SALES REPRESENTATIVE’S SPECIFIC DUTIES. Without limiting the generality of the preceding paragraph, Sales Representative agrees:

4.1 To maintain its own office space, facilities and competent personnel.

4.2 To submit as requested by Company from time to time periodic reports relating to its activities as follows:

4.2.1 The general and specific situation of the market in the Territory.

4.2.2 Description of activities conducted during the reporting period.

4.2.3 Current status of pending matters of importance relating to contracts in process or under negotiation.

4.3 To make and submit other reports in such manner and form as Company may from time to time require regarding the business of Sales Representative to be conducted hereunder and to furnish Company promptly upon request with copies of all correspondence relating to sales of the Products.

4.4 To bear the entire cost and expense of conducting its activities hereunder.

4.5 Whenever requested by Company, to follow up all sales correspondence between Company and any purchaser or prospective purchaser of Products within the Territory and to assist in the solution of commercial or technical problems arising between Company and such purchaser or prospective purchaser.

4.6 To forward promptly to Company for attention and handling:

4.6.1 all inquiries received by it of a nature relating in any way to the Products; and

4.6.2 all sales orders solicited by it for acceptance by Company as provided in Paragraphs 7-7.5 hereof.

4.7 That it will not enter into any agreement, contract, or arrangement with any government or government representative or with any person, firm, corporation, or other enterprise imposing any legal obligations or liability of any kind whatsoever on Company and without limiting the generality of the foregoing, Sales Representative agrees that it will not sign Company’s name to any commercial paper, contract or other instrument and will not contract any debt or enter into any agreement, either express or implied, binding Company to the payment of money and/or in any other regard.

4.8 That neither Sales Representative nor any of its principals or owners will, during the term of this Agreement, engage anywhere either as the sales or technical representative or agent, in the sale of any equipment or parts thereof which now or from time to time may, in the sole opinion of Company, compete with any of the Products, and that neither the principals nor owners of

Sales Representative will, during the term of this Agreement, have a significant investment or interest in any other business entity which so competes.

4.9 That it will not transfer, pledge, or assign this Agreement, or any part thereof or interest therein, or any commissions or compensation due to it hereunder, without first obtaining, in each instance, the written consent of Company. Any attempted assignment in violation of this provision shall be void. Company may assign this Agreement to any successor in interest to its business and goodwill as they relate to the Products covered hereby. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.

4.10 That it will not use any Company stationery, forms, or printed material of any kind without first obtaining in each instance, Company’s prior written approval thereof.

4.11 That it will not make any changes in Company’s quotations or terms of sale, nor make any allowances or adjustments in accounts or authorize the return of any Products, without first obtaining in each and every instance, Company’s prior written authorization.

4.12 That it will hold all marketing, sales, business, and technical information regarding Company or its Customers in strictest confidence and disclose no such information to any third party during the term of this Agreement and for two (2) years after its termination or cancellation.

4.13 That it will, concurrent with the execution of this Agreement, provide to Company a list of all third parties represented by Sales Representative and the products of each such third party.

4.14 That it will, within thirty (30) days of such addition or deletion, provide to Company notice of all additions or deletions to the list of third parties represented by Sales Representative and a list of the products of such third party and notice of all additions or deletions to the products of each third party represented by Sales Representative.

5.     COMPANY’S ASSISTANCE TO SALES REPRESENTATIVE. Company agrees:

5.1 To assist Sales Representative in all reasonable and proper ways in promoting the solicitation of orders for the Products in the Territory.

5.2 To furnish Sales Representative with copies of all inquiries, correspondence, quotations, executed contracts and invoices, relating to sales of the Products to purchasers whose principal place of business is within the Territory or to officially designated offices or purchasing agents of such purchasers located outside of the Territory.

5.3 To furnish Sales Representative, without charge, except as may be otherwise agreed upon, reasonable quantities of technical, advertising and selling data and literature concerning the Products, which Company may from time to time produce or have available for trade circulation.

6.     COMMISSIONS AND MONTHLY RETAINER.

6.1 Commissions shall be computed as 5% (five percent) of each Booking in US Dollars, based upon shipments on all production orders from Assigned Accounts for the Products which are accepted by Company during the term of this Agreement, subject to the provisions of Paragraphs 6.3-6.7, 7-7.5 and 8.4-8.4.3 below:

6.2 Monthly Retainer–Company shall pay a monthly retainer to Sales Representative in the amount of $2000(US), which shall be payable as follows: monthly at the 30th day of each month – per check to Aisys USA.

6.3 Maximum Yearly Commission–In no event shall the total Commission earned or paid in any one Company fiscal year under this Agreement exceed $150,000(US) per customer.

6.4 Company shall pay to Sales Representative as the latter’s fill compensation for all of its services hereunder that portion of the Commission which is determined in accordance with the following:

6.4.1 In the case of each order where the customer’s facility which issued the order (such facility being hereinafter referred to as the Purchaser) and the customer’s facility to which the Products called for under the order are to be delivered (such facility hereinafter referred to as the User) and the customer’s facility at which the Products were specified, developed or designed (such facility hereinafter referred to as the Specifier) are located within the Territory, Sales Representative shall receive the full amount of the Commission.

6.4.2 In the case of each order where only one of the following; the Specifier, the Purchaser, or the User, is located within the Territory, Sales Representative shall receive one-third of the Commission.

6.4.3 In the case of each order where two of the following; the Specifier, the Purchaser, or the User, are located inside the Territory, Sales Representative shall receive two-thirds of the Commission.

6.4.4 Notwithstanding the above, Sales Representative will not receive a commission on orders for Products placed from within the Territory in those cases where the design or purchase requirement has originated outside the Territory and the Product is being shipped to accounts in the Territory which are subsidiaries, divisions or affiliates of a company that has specified the particular Product or Products for use by the subsidiaries, divisions or affiliates within the Territory. “Subsidiary” for purposes of this clause shall mean a corporation, company or other entity more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are owned or controlled by another party, company or entity.

6.4.5 No claim for Commissions asserted by Sales Representative upon the basis that the Specifier is within the Territory shall be valid unless such claim is made not less than one (1) week prior to the date of receipt by Company of the particular order involved.

6.4.6 Any dispute relating to the division of Commissions in accordance with the foregoing shall be resolved by Company and the decision of Company shall be final.

6.5 It is agreed that Company, inasmuch as it has no control over the reshipment of Products by Purchasers, whether located within or outside the Territory, shall not be responsible to Sales Representative for Commissions on any Products shipped on orders placed outside the Territory that may find their way into the Territory.

6.6 Commission shall be payable on the thirtieth (30th) day of the month following the month in which the Product was shipped and payment received by Company was received.

6.7 Commissions shall be computed on the net amount of the invoices rendered by Company, after deducting all discounts, freight, transportation allowances, sales taxes, C.O.D. charges, insurance and the like; provided, however, that if subsequent to Company’s receipt of payment the customer is credited by reason of returned merchandise or otherwise, the amount of such credit shall be charged against any Commissions thereafter payable by Company hereunder, or, in the event that no Commissions are payable within one hundred twenty (120) days thereafter, Sales Representative shall reimburse Company for each such amount.

7.     ORDER PLACEMENT AND PRODUCT MANUFACTURE.

7.1 Company shall be under no obligation to Sales Representative to manufacture, sell or supply, or to continue to manufacture, sell or supply any of the Products, nor shall any warranty of any nature as to any of the Products run from Company to Sales Representative; and Company shall be under no obligation to Sales Representative to continue, discontinue, or change any model or type of any of the Products.

7.2 All orders for Products hereunder must be in writing and issued directly by the Purchaser to Company and if received initially by Sales Representative shall be forwarded to Company accompanied by all such information as may be helpful or necessary to Company in considering the desirability of accepting such orders.

7.3 All orders shall be subject to acceptance or rejection in writing by Company at its office at Sunnyvale, CA, USA, and no other obtained by Sales Representative shall be binding upon Company unless and until so accepted.

7.4 Company reserves the right to refuse any business originating within or outside the Territory, either for lack of credit of the customers or for any reason which, in Company’s sole judgment constitutes sufficient ground for such refusal, and Sales Representative shall not be entitled to any Commission on and order not accepted by Company.

7.5 Company reserves the right to change or withdraw any quotation made by it at any time without obtaining the consent of Sales Representative and Sales Representative shall not be entitled to compensation by reason thereof.

8.     TERM AND TERMINATION.

8.1 Except as provided in Paragraph 8.2, this Agreement shall remain in effect for a period of one (1) year from the date hereof and shall continue from year to year thereafter subject to the right of either party to terminate it at any time (including the first year) upon the giving of not less than thirty (30) days’ advance written notice to the other party.

8.2 This Agreement may be immediately canceled by Company at any time upon giving written notice by registered mail to Sales Representative in the event of a breach by Sales Representative of any of the terms or conditions of this Agreement or in the event that Sales Representative shall be or become insolvent or if there are any proceedings instituted by or against it in bankruptcy or under insolvency laws or for reorganization, receivership, or dissolution, or if it shall make an assignment for the benefit of creditors.

8.3 Notice of termination or cancellation of this Agreement as provided in Paragraphs 8.1 and 8.2 above, shall be deemed to have been given on the date of mailing such notice, via certified mail, postage prepaid, or by overnight courier. Sections 4.12, 8.4, 8.5 and 9 shall survive termination of this Agreement.

8.4 Upon Company’s termination of this Agreement pursuant to Paragraph 8.1 above, Sales Representative’s entitlement to Commission shall cease except as follows:

8.4.1 If Sales Representative has been an authorized Sales Representative of Company for less than one year, Sales Representative shall receive Commissions at the rate of one-half (1/2) the rate set forth in the Commission Schedules above for a period of sixty (60) days following the date of termination, provided that confirmed orders for such Products have been accepted by Company;

8.4.2 If Sales Representative has been an authorized Sales Representative of Company for a period in excess of one year but less that two (2) years, Sales Representative shall receive Commission at the rate of one-half (1/2) the rate set forth in the Commission Schedules above for a period of ninety (90) days following the date of termination, provided that confirmed orders for such Products have been accepted by Company;

8.4.3 If Sales Representative has been an authorized Sales Representative of Company for more than two years, then Sales Representative shall receive Commission at the rate of one-half (1/2) the rate set forth in the Commission Schedules above for a period of one hundred twenty (120) days following the date of termination, provided that confirmed orders for such Products have been accepted by Company.

Furthermore, Company will honor additional new business, entered and accepted, for a period of thirty (30) days beyond the date of termination, provided Sales Representative, within ten (10) days of the date of termination, provides Company (Attention: Vice President Sales) with a list of prospective orders under negotiation at the time of termination. The Commission rate payable under this paragraph shall be at one-half the rate as set forth in the Commission Schedules above (Paragraph 6.1).

8.5 Upon Sales Representative’s termination of this Agreement, pursuant to Paragraph 8.1 above or upon Company’s cancellation pursuant to Paragraph 8.2 above, Sales Representative’s entitlement to Commission shall cease immediately, except Sales Representative shall receive a Commission at the rate set forth in the Commission Schedules set forth above for Products which were shipped to a customer prior to the date of such cancellation or termination.

9.     GENERAL.

9.1 Limitation of Liability. Neither party shall by reason of the termination of this Agreement be liable to the other for compensation or damages on account of the loss of present or prospective profits or Commissions on sales or anticipated sales, or expenditures, investments, or commitments made in connection herewith or in connection with the establishment, development or maintenance of the selling representation hereunder; provided that such a termination shall not relieve Company of any liability to Sales Representative for any earned but unpaid Commissions in accordance with the provisions of Paragraphs 6-6.7 and 8.4-8.4.3 above, and subject to the foregoing, shall not be deemed to constitute a waiver of any claim which Company may have against Sales Representative, and provided further, however, that the acceptance of any order by Company after the termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination. IN NO EVENT WILL COMPANY BE LIABLE TO SALES REPRESENTATIVE OR ANY THIRD PARTY FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS, LOST PROFITS, OR ANY OTHER SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED AND WHETHER BASED IN CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCTS LIABILITY OR ANY OTHER THEORY OF LIABILITY REGARDLESS OF WHETHER. COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, LOSSES, COSTS OR EXPENSES.

9.2 No Waiver. The failure of either party to enforce at any time or for any period any of the provisions hereof shall not be construed to be a waiver of such provisions or of the right of such party thereafter to enforce each and every such provision.

9.3 Return of Company Information. Promptly upon termination of this Agreement, Sales Representative shall return to Company all pamphlets, catalogs, booklets, and other technical advertising data and literature concerning the Products in the possession of Sales Representative, heretofore famished by Company.

9.4 Notices. Unless either party notifies the other of a different address, any notice or other communication required or permitted hereunder shall be sufficiently given, if sent by registered or certified mail, postage prepaid, or by overnight courier such as via Federal Express, addressed as follows:

Company:	Artisan Components, Inc.
1195 Bordeaux Drive
Sunnyvale, CA 94089
Attention: Vice President, Sales
With a copy to: General Counsel

Sales Representative:

Attention:

9.5 Governing Law; Venue. This Agreement shall be governed by and enforced in accordance with the laws of the State of California as applied to contracts entered into in California by California residents to be performed entirely within the State of California. The U.N. Convention on Contracts for the International Sale of Goods shall not apply to this Agreement. Any action arising out of any dispute between any of the parties to this Agreement with respect to any of the transactions contemplated by this Agreement shall be brought in either the Superior Court for the County of Santa Clara or the United States District Court for the Northern District of California, and each of the parties hereto hereby submits itself to the jurisdiction of such courts for purposes of any such action. Sales Representative agrees that service upon Sales Representative in such action or proceeding may be made by first class mail, certified or registered, to such Sales Representative’s address last appearing on the records of Company.

9.6 No Representations or Warranties by Company. Sales Representative represents and acknowledges that he is relying solely on his own estimate of the market in the Territory and that no representations or warranties, expressed or implied, have been made by Company regarding the size of such market or the amount of commissions that Sales Representative might expect to receive hereunder.

9.7 Severability. Should any section or provision of this Agreement be declared invalid or unenforceable in any jurisdiction, then such portion or provision shall be deemed to be severable from this Agreement as to such jurisdiction (but, to the extent permitted by law, not elsewhere) and shall not affect the remainder hereof. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.8 Entire Agreement. This Agreement supersedes and terminates any and all previous agreements and communications, whether oral or written, between the parties relating to sales representation. This Agreement expresses the complete and final understanding of the parties with respect thereto and may not be changed in any way, except by an instrument in writing signed by authorized representatives of both parties.

IN WITNESS WHEREOF, the parties have hereunto executed this Agreement as of the day and year first above written.

COMPANY		SALES REPRESENTATIVE

By:	E.R. Weichselbaumer	By:	Esther Lee
Title:	VP Worldwide Sales	Title:	President
Date:	August 1, 2000	Date:	August 1, 2000

Attest or Witness:

COMPANY NAME		COMPANY NAME

Signature:	/s/ E.R. Weichselbaumer	Signature:	/s/ Esther Lee
Printed Name:		Printed Name: